Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The SCO Group, Inc.

We consent to the use of our report dated January 23, 2006, with respect to the consolidated balance sheet of The SCO Group, Inc. and subsidiaries as of October 31, 2005, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the year then ended, and the financial statement schedule for the related period, incorporated by reference in the registration statement.

/s/Tanner LC
Salt Lake City, Utah
January 23, 2006